STOCK PURCHASE AGREEMENT

BETWEEN

CASEY CO.

AND

NTR ACQUISITION CO.

DATED AS OF NOVEMBER 2, 2007

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TABLE OF CONTENTS
(continued)

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of November 2, 2007 by and between Casey Co., a California corporation (“Seller”) and NTR Acquisition Co., a Delaware corporation (“Buyer”). Buyer and Seller are referred to collectively herein as the “Parties.”

WHEREAS, as represented by Seller below, Seller owns one thousand (1,000) shares of the Class A Common Stock and one thousand (1,000) shares of the Class B Common Stock (collectively, the “Shares”) of Kern Oil & Refining Co., a California corporation (the “Company”), which constitute all of the issued and outstanding shares of capital stock of the Company.

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the Parties’ mutual covenants and agreements set forth herein, and for other good, valuable and adequate consideration received, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“2006 Financial Statement” means the Company’s audited financial statement for the fiscal year ended November 30, 2006. If in the Ordinary Course of Business the Company’s audited financial statement for the fiscal year ended November 30, 2007 is completed prior to Closing, then such audited financial statement shall be provided to Buyer and shall be substituted for the 2006 Financial Statement when referenced in this Agreement.

“Agreement” has the meaning set forth in the preface above.

“Affiliate” means any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified or, directly or indirectly, is related to or otherwise associated with any such Person or entity.

“Auditor” has the meaning set forth in Section 2.3(b).

“Base Amount” has the meaning set forth in Section 2.2.

“Buyer” has the meaning set forth in the preface above.

“Business Day(s)” means any day that is not a Saturday, Sunday or a day on which banking institutions in Los Angeles, California or New York, New York are not required to be open.

“Cap” has the meaning set forth in Section 7.4.

“Claim” has the meaning set forth in Section 7.5(a).

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Purchase Price” has the meaning set forth in Section 2.2(d).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals above.

“Company Intellectual Property” has the meaning set forth in Section 3.1(n).

“Company Inventory Value” has the meaning set forth in Section 2.6.

“Company Inventory Value Related Consistent Principles” has the meaning set forth in Section 2.6.

“Company Inventory Value Statement” has the meaning set forth in Section 2.6.

“Company Working Capital” has the meaning set forth in Section 2.6.

“Company Working Capital Statement” has the meaning set forth in Section 2.6.

“Company Working Capital Related Consistent Principles” has the meaning set forth in Section 2.6.

“Consistent Principles” has the meaning set forth in Section 2.6.

“Current LOCs” has the meaning set forth in Section 5.1.

“Data Room” means the electronic data room sponsored by Merrill Corporation in which the documents and information related to the Company and its business and operations were disclosed to Buyer’s representatives, advisors and counsel.

“Deposit” has the meaning set forth in Section 8.2(b).

“Determination Date” has the meaning set forth in Section 2.6.

“Disclosure Schedule” has the meaning set forth in Section 3.1.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3)) of ERISA and any other material employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Environmental Requirements” means all federal, state and local laws, statutes, regulations, rules, orders, decrees, ordinances and other requirements of any Governmental Authority applicable to the business, assets, or operations of the Company in force at the date of this Agreement and the Closing Date (whether common or statutory) pertaining to public or employee health and safety (including with respect to exposure to hazardous materials), pollution (including assessment, containment, removal, response, cleanup, abatement and remediation), the environment (including air, surface water, groundwater, land surface or subsurface strata), the introduction into commerce of a hazardous material (including the manufacture, generation, formulation, processing, labeling, distribution, use, treatment, handling, storage, reporting or transportation), the physical structure or condition of a building (including any facility, fixture, or other structure included in the assets of the Company) or the protection of fish, wildlife or natural resources including: the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, the Atomic Energy Act of 1954, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act of 1972, as amended, and any federal, state and local Laws implementing or comparable to the foregoing, as the same may be amended or supplemented as of the date of this Agreement and the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 4001 of ERISA or Section 414 of the Code.

“Estimated Company Working Capital” has the meaning set forth in Section 2.2(a).

“Estimated Company Inventory Value” has the meaning set forth in Section 2.2(b)

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA.

“Financial Statement” has the meaning set forth in Section 3.1(h).

“Floor” has the meaning set forth in Section 7.4.

“GAAP” means accounting principles generally accepted in the United States of America from time to time consistently applied in accordance with past practices.

“Governmental Authority” means any federal, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, without duplication: (i) all liabilities and obligations of the Company for borrowed money or in respect of loans or advances; (ii) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments; (iii) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the items referenced in (i) and (ii); (iv) all obligations of the Company that are not characterized as short term liabilities under GAAP; (v)  all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of the Company other than Current LOCs and (vi) all guarantees of the Company in connection with any of the foregoing.

“Indemnity Escrow Agreement” has the meaning set forth in Section 2.2(c).

“Intellectual Property” means domestic or foreign inventions, discoveries, trademarks, patents, trade names, copyrights, know-how, intellectual property, software, shop rights, licenses, domain names, developments, research data, designs, plans, specifications, technical information, technology, technical expertise, production methods, trade secrets, test procedures, processes, formulas and other confidential information, intellectual and similar intangible property rights, whether or not patentable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and all applications for, registrations for, renewals, continuations, reexaminations and extensions, divisions and reissuances of, any of the foregoing, and rights therein or contractual rights thereto.

“Inventory” has the meaning set forth in Section 2.6.

“Inventory Value Reference Amount” has the meaning set forth in Section 2.6.

“Knowledge” in respect of “Seller’s Knowledge” means the actual knowledge of Larry Delpit, Jake C. Belin, Steven G. Christovich, Alan Kornicks, Steve Preheim, and Bruce Cogswell.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interests in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company is a party or holds any Leased Real Property.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Losses” means any claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages (but not consequential damages), costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ and accounting fees and investigation costs but net of any Tax Benefits in accordance with Section 7.7.

“Material Agreements” has the meaning set forth in Section 3.1(p)(xviii).

“Materially Adverse Effect” means to have a material and adverse effect on the assets, business, operations and condition (financial or otherwise) of the Company, taken as a whole. The term “material” means to be material to the assets, business, operations and condition (financial or otherwise) of the Company, taken as a whole.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.1(j).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Notice of Claim” has the meaning set forth in Section 7.5(a).

“Objection” has the meaning set forth in Section 7.5(c).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practices.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

“Party” has the meaning set forth in the preface above.

“Permits” means licenses, permits, approvals, authorizations, variances, waivers, orders, decrees or consents issued by a Governmental Authority.

“Permitted Encumbrances” means with respect to each parcel of Real Property: (a) Taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith that would not, individually or in the aggregate, have a Materially Adverse Effect and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of the business of the Company as currently conducted thereon; (d) easements, rights-of-way, servitudes, permits, leases, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not have a Materially Adverse Effect; (e) the terms and conditions of the Material Agreements; (f) all items set forth on the Preliminary Title Report, located in Folder 8.01.2 in the Data Room, other than those matters constituting Indebtedness and those items removed from title prior to the Closing as set forth below in Section 4.1(f); and (g) all other liens, charges, encumbrances, security interests, pledges, defects or irregularities that do not, individually or in the aggregate, have a Materially Adverse Effect on the Real Property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Prime Rate” has the meaning set forth in Section 2.7.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” has the meaning set forth in Section 3.1(m).

“Reserved Amount” has the meaning set forth in Section 2.2(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preface above.

“Shares” has the meaning set forth in the recitals above.

“Tax” or “Taxes” means all net income, gross income, gross receipts, sales, use, personal property, real property, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties, and other government charges of any kind together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) whether assessed solely or as part of a group or a tax sharing agreement.

“Tax Benefit” has the meaning set forth in Section 7.7(a).

“Tax Return” means any declaration, statement, report, return or other document or information required to be filed or supplied with respect to Taxes to any Governmental Authority including any amendment thereof.

“Ten Section” means the rights described under the Ten Section Lease and that certain Pipeline Right-of-Way Grant, dated April 5, 1994, between and among McFarland Energy, Robert A. Teitsworth, Crescent Investment Company, Birchwood Partners, Avondale Partners, Trio Petroleum, Inc., J. G. Boswell Company and the Company.

“Ten Section Lease” means that certain Surface Lease, dated April 7, 1995, between and among Koch Oil Company, Koch Industries, Inc. and the Company.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Transaction Documents” has the meaning set forth in Section 3.1.

“Transfer Taxes” has the meaning set forth in Section 5.4.

“Working Capital Reference Amount” has the meaning set forth in Section 2.6.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares. On the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall acquire from Seller, and Seller shall sell and deliver to Buyer, all of Seller’s right, title and interest in and to the Shares free and clear of any Liens or any other encumbrance, for the consideration specified in this Article II.

2.2 Purchase Price. As consideration for the sale and delivery of the Shares, Buyer shall pay to Seller at the Closing Two Hundred and Eighty Six Million Five Hundred Thousand US Dollars (USD 286,500,000) (the “Base Amount”), subject to the adjustments set forth in Sections 2.2(a) and (b) hereof, which shall be payable as set forth in Sections 2.2(c) and (d) below and which shall be adjusted subsequent to the Closing as set forth in Section 2.5 (such amount, as finally adjusted, the “Purchase Price”).

(a) Estimated Company Working Capital Adjustment. Prior to the Closing Date, Seller shall cause the Company to prepare and deliver to Buyer a good faith estimate of Company Working Capital as of the Closing Date (the “Estimated Company Working Capital”). To the extent that the Estimated Company Working Capital exceeds the Working Capital Reference Amount, at the Closing, the Base Amount shall be adjusted upwards dollar for dollar in the amount equal to such difference. To the extent that the Estimated Company Working Capital is less than the Working Capital Reference Amount, at the Closing, the Base Amount shall be adjusted downwards dollar for dollar in the amount equal to such difference.

(b) Estimated Company Inventory Value Adjustment. Prior to the Closing Date, Seller shall cause the Company to prepare and deliver to Buyer a good faith estimate of Company Inventory Value (consistent with the principles set forth in Schedule 2.6(a)) as of the Closing Date (the “Estimated Company Inventory Value”) and Buyer shall be entitled to have a representative present to observe the preparation of such estimate. To the extent that the Estimated Company Inventory Value exceeds the Inventory Value Reference Amount, at the Closing, the Base Amount shall be adjusted upwards dollar for dollar in the amount equal to such difference.

(c) Reserved Amount. An amount equal to three percent (3%) of the Closing Purchase Price (the “Reserved Amount”) shall be deposited in a third party escrow account on the Closing Date. The Reserved Amount shall be payable under the terms and subject to the conditions as provided herein and in the Indemnity Escrow Agreement, substantially in the form attached hereto as Exhibit A (the “Indemnity Escrow Agreement”). The Deposit (as defined in Section 8.2(b) below) shall be applied toward the Reserved Amount as contemplated in Section 8.2(b).

(d) Wire Transfer to Seller. An amount equal to the Base Amount, as adjusted in accordance with Sections 2.2(a) and (b), as applicable (the “Closing Purchase Price”), less the Reserved Amount, shall be paid on the Closing Date in immediately available funds by bank wire transfer in accordance with the payment instructions and to the account set forth on Schedule 2.2(a) attached hereto.

2.3 Calculation of Working Capital and Company Inventory Value.

(a) Initial Calculation by Buyer; Dispute by Seller. As soon as reasonably practicable following the Closing Date, and in any event within twenty (20) Business Days after the Closing Date, Buyer shall prepare and deliver to Seller the Company Working Capital Statement and the Company Inventory Value Statement and Seller shall notify Buyer in writing, once, within twenty (20) Business Days of receipt thereof, whether Seller accepts the Company Working Capital Statement, Buyer’s calculation of Company Working Capital set forth thereon, the Company Inventory Value Statement and Buyer’s calculation of Company Inventory Value set forth thereon. If Seller notifies Buyer that it does not accept Buyer’s calculation of the Company Working Capital and/or Company Inventory Value (as applicable), Seller shall include in and with such notice Seller’s reason(s) for such non acceptance, the adjustments that Seller believes should be made to the Company Working Capital Statement, the calculation of Company Working Capital set forth thereon, the Company Inventory Value Statement and/or the calculation of Company Inventory Value set forth thereon (as applicable) and all documentation in support thereof. In the event that Seller does not provide such notice of non acceptance within such twenty (20) Business Day period, Seller shall be deemed to have accepted the Company Working Capital Statement, the calculation of Company Working Capital set forth thereon, the Company Inventory Value Statement and the calculation of Company Inventory Value set forth thereon, all of which shall be final, binding and conclusive for all purposes hereunder. If Seller has submitted a notice of non acceptance, then, thereafter, Buyer and Seller shall use commercially reasonable efforts to consult with each other and to reach an agreement in respect of Company Working Capital and/or Company Inventory Value (as applicable) within fifteen (15) Business Days of Buyer’s receipt of such notice of non acceptance.

(b) Final Determination by Third Party. If the Parties do not reach an agreement after consultation within fifteen (15) Business Days of Buyer’s receipt of a notice of non acceptance from Seller, as contemplated in Section 2.3(a), then the matter shall be referred to a neutral auditing firm mutually agreed upon by the Parties (the “Auditor”) for final determination of any remaining disagreements. The following provisions shall apply to such determination:

(i) Written Statements. The Parties shall each promptly (and, in any event, within such time frame as enables the Auditor to make its final determination within the time frame set forth in Section 2.3(b)(ii)) prepare and deliver to the Auditor written statements on the matters in dispute (attaching supporting documentation, including the initial calculation of Company Working Capital and/or Company Inventory Value, as applicable, and Seller’s notice of non acceptance with all attachments).

(ii) Timeline. The Parties shall request that the Auditor render its final determination within sixty (60) calendar days of confirmation and acknowledgement of its appointment in connection herewith.

(iii) Auditor’s Decision. In rendering its final determination, which shall be in writing, the Auditor shall expressly state what adjustments are necessary, if any, to Company Working Capital and/or Company Inventory Value (as applicable, solely in connection with which calculation was the subject of dispute); provided, however, the scope of the disputes to be resolved by the Auditor shall be limited to whether such calculation(s) were done in accordance with the Consistent Principles and/or whether there were mathematical errors in the Company Working Capital Statement and/or Company Inventory Value Statement (as applicable in connection with which calculation was the subject of dispute).

(iv) Final and Binding Effect. The Auditor’s final determination shall be final and binding upon the Parties.

(c) Access to Information. Each Party shall promptly make available to the other party and/or the Auditor, as applicable, all information (as in their respective possession or control) and personnel who prepared such information as may be reasonably required to enable the calculation of Company Working Capital and/or Company Inventory Value by Buyer (as applicable), review and analysis thereof by Seller and rendering of a final determination by the Auditor, as applicable.

2.4 Costs and Expenses. The Auditor’s costs and expenses shall be borne equally by Buyer and Seller, and Buyer and Seller shall otherwise each bear their own costs and expenses incurred in connection with the calculation of Company Working Capital, Company Inventory Value and the determination thereof by the Auditor.

2.5 Post Closing Purchase Price Adjustment.

(a) Working Capital Adjustment.

(i) Working Capital Excess Payment. Within five (5) Business Days of the Determination Date (as defined herein), to the extent that Company Working Capital as set forth on the Company Working Capital Statement exceeds the Estimated Company Working Capital, Buyer shall pay to Seller the amount equal to such difference, plus interest from the Closing Date at the Prime Rate as of the Determination Date (computed on the basis of a 365-day year for actual days elapsed), in immediately available funds by bank wire transfer in accordance with the payment instructions and to the account set forth on Schedule 2.2(a) attached hereto.

(ii) Working Capital Shortfall Payment. Within five (5) Business Days of the Determination Date (as defined herein), to the extent that Company Working Capital as set forth on the Company Working Capital Statement is less than the Estimated Company Working Capital, Seller shall refund to Buyer the amount equal to such difference, plus interest from the Closing Date at the Prime Rate as of the Determination Date (computed on the basis of a 365-day year for actual days elapsed), in immediately available funds by bank wire transfer to an account designated in writing by Buyer to Seller prior to the Determination Date.

(b) Inventory Value Adjustment.

(i) Inventory Value Excess Payment. Within five (5) Business Days of the Determination Date, to the extent that Company Inventory Value as set forth on the Company Inventory Value Statement exceeds the Estimated Company Inventory Value, Buyer shall pay to Seller the amount equal to such difference, plus interest from the Closing Date at the Prime Rate as of the Determination Date (computed on the basis of a 365-day year for actual days elapsed), in immediately available funds by bank wire transfer in accordance with the payment instructions and to the account set forth on Schedule 2.2(a) attached hereto.

(ii) Inventory Value Shortfall Payment. Within five (5) Business Days of the Determination Date (as defined herein), to the extent that Company Inventory Value as set forth on the Company Inventory Value Statement is less than the Estimated Company Inventory Value, Seller shall refund to Buyer the amount equal to such difference, plus interest from the Closing Date at the Prime Rate as of the Determination Date (computed on the basis of a 365-day year for actual days elapsed), in immediately available funds by bank wire transfer to an account designated in writing by Buyer to Seller prior to the Determination Date.

2.6 Certain Definitions.

(a) “Company Inventory Value” means the fair market value of the Inventory, determined on a basis consistent and in accordance with the physical inventory procedures, agreed upon inventory pricing, accounting principles, practices, methodologies and policies set forth on Schedule 2.6(a) attached hereto (the “Company Inventory Value Related Consistent Principles”).

(b) “Company Inventory Value Statement” means a statement showing the Company Inventory Value as of the Closing Date.

(c) “Company Working Capital” means an amount equal to (i) the sum of the Company’s (a) cash and cash equivalents, (b) marketable securities, (c) net book value of trade accounts receivable (net of allowances), (d) net book value of Taxes, notes and other receivables and (e) net book value of prepaid expenses and other assets, but excluding Inventory (as defined below), less (ii) the sum of the Company’s (a) accounts payable and (b) accrued liabilities and Accrued Current Tax Liabilities; provided, however, that each of the foregoing items shall be calculated on a basis consistent and in accordance with the accounting principles, practices, methodologies and policies (including tax apportionment and procedures for filing returns) set forth on Schedule 2.6(c) attached hereto (the “Company Working Capital Related Consistent Principles” and, together with the Company Inventory Value Related Consistent Principles, the “Consistent Principles”). For purposes of determining Company Working Capital, “Accrued Current Taxes” and “Accrued Current Tax Liabilities” mean amounts reserved for such Taxes and specifically identified under such titles in the worksheets to the Estimated Company Working Capital and to the Company Working Capital Statement. For the avoidance of doubt, for purposes of determining Company Working Capital, (x) Accrued Current Taxes and Accrued Current Tax Liabilities shall not include any Taxes deferred under GAAP and (y) any Taxes included in the definitions of Accrued Current Taxes and Accrued Current tax Liabilities shall be eliminated from accrued liabilities under subclause (ii)(b) above in this paragraph (c).

(d) “Company Working Capital Statement” means a statement showing the amount of Company Working Capital as of the Closing Date.

(e) “Determination Date” means the earlier of (i) in the event that Seller does not provide the notice of non acceptance pursuant to Section 2.3(a), twenty (20) Business Days after the date Buyer delivers the Company Working Capital Statement and Company Inventory Statement to Seller, (ii) the date Seller notifies Buyer of its acceptance of Buyer’s calculation of Company Working Capital and Company Inventory Value, (iii) the date the Parties otherwise agree upon Buyer’s Company Working Capital and Company Inventory Value calculation or (iv) the date the Parties receive the final determination of Company Working Capital and/or Company Inventory Value by the Auditor (as applicable, solely in connection with which calculation was the subject of dispute).

(f) “Inventory” means crude exchange balances due to the Company and crude oil, feedstocks, intermediate petroleum products and blend components, finished petroleum products, parts and supplies inventory, chemicals and additives held in stock by the Company or to which the Company has title.

(g) “Inventory Value Reference Amount” means Zero Dollars (USD 0.00).

(h) “Working Capital Reference Amount” means Zero Dollars (USD 0.00).

2.7 Interest. If any payment due hereunder is not paid when due, the Party in default shall pay interest thereon from and including the due date through but excluding the date on which such payment is made at a rate equal to the prime rate as set forth in the Wall Street Journal (the “Prime Rate”) plus one (1%) percent per annum, computed on the basis of a 365-day year for actual days elapsed.

2.8 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones Day, 555 South Flower Street, 50th Floor, Los Angeles, California 90071, at 10:00 a.m. local time on the second (2nd) business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (except those that by their nature can only be satisfied at the Closing) or such other date and location as mutually agreed upon by the Parties (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller. Except as set forth on the schedules of exceptions and disclosures delivered in connection herewith (the “Disclosure Schedule”) and except as to any information contained in the Data Room, and subject to Section 9.1, Seller hereby represents and warrants to Buyer as set forth in this Section 3.1 as of the date of this Agreement and as of Closing. Any exception to or disclosure in respect of any representation, warranty or covenant, and any other information, which is disclosed in one section of the Disclosure Schedule shall be deemed to have been disclosed in every other section of the Disclosure Schedule and shall be deemed a disclosure in respect of every other representation, warranty or covenant contained in each other agreement or instrument executed and delivered or to be executed and delivered by Seller in connection herewith (such agreements and instruments collectively with this Agreement, the “Transaction Documents”), but only to the extent it is reasonably apparent that such exception is applicable to such other representation, warranty or covenant. Neither Buyer nor any Affiliate of Buyer has been given, or has relied upon or been induced to enter into this Agreement by any representation or warranty, express or implied, other than as expressly set forth in this Agreement. Buyer agrees and acknowledges that at the time of entering into this Agreement, it has no actual knowledge of any breach of any of the representations and warranties contained herein or of any matters which will or are likely to give rise to any Losses, and to the extent that Buyer does have any such actual knowledge, Buyer shall not be entitled to pursue any Losses in respect thereof. For purposes of this section, “actual knowledge” of Buyer shall mean matters known as of the date of this Agreement to Mario Rodriguez, Henry Kuchta, William Hantke, Jeffrey Dill and James Fedena.

(a) Organization of Seller; Enforceability; Authorization. Seller is a corporation existing and in good standing under the laws of the State of California. The execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party has been duly authorized by Seller’s Board of Directors and its shareholders. This Agreement and the Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller and/or the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

(b) Brokers’ Fees. Except as set forth on Schedule 3.1(b), neither Seller nor the Company have any obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Any obligations shown on Schedule 3.1(b) shall be for the account of Seller.

(c) Title to Shares. Seller is the lawful owner, beneficially and of record, of all of the Shares, free and clear of any Liens and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Upon payment in full of the Closing Purchase Price (less the Reserved Amount) at the Closing, good, valid and marketable title to the Shares will pass to Buyer, free and clear of all Liens, and with no restrictions on the voting rights or other incidents of record and beneficial ownership of the Shares.

(d) Organization of the Company; Qualification; Corporate Power. The Company is a corporation existing and in good standing under the laws of the State of California, is qualified to do business as a foreign corporation in the State of Texas and has full corporate power and authority to carry on its business as it is now being conducted. Schedule 3.1(d) lists the directors and officers of the Company. The Company does not directly or indirectly have any subsidiaries and, except as set forth on Schedule 3.1(d), does not directly or indirectly own any shares of capital stock or any other ownership interest in any entity.

(e) Capitalization. The entire authorized capital stock of the Company consists of 2,000 shares of Common Stock (consisting of 1,000 shares of Class A Common Stock and 1,000 shares of Class B Common Stock) and the Shares constitute all issued and outstanding shares of such Common Stock, capital stock of the Company. All of the Shares have been duly authorized, are validly issued, fully paid and non assessable and are held of record and beneficially by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

(f) Non-contravention; Consents. Neither the execution and the delivery of this Agreement or any of the Transaction Documents to which Seller is a party, nor the consummation of the transactions contemplated hereby, will (i) violate any order, judgment or decree, relating to Seller’s or the Company’s business or by which Seller or the Company is bound, (ii) violate any provision of the Seller’s or Company’s Articles of Incorporation or Bylaws, or (iii) except as set forth on Schedule 3.1(f), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, modification, cancellation or acceleration, including by reason of any change of control provision, or require any consent, under any indenture, license, contract, agreement or other instrument or obligation to which the Company or Seller is a party or by which either of them or any of their respective properties or assets are bound.

(g) Tangible Assets. The Company has good and marketable title to, or a valid leasehold interest in, the tangible personal property used by it in the conduct of its business, free and clear of all Liens, except as set forth on Schedule 3.1(g). Except as set forth on Schedule 3.1(g), such tangible assets are in operating condition, subject to reasonable wear and tear.

(h) Financial Statements. The Company has delivered to Buyer true and complete copies of the audited financial statements of the Company for the fiscal years ended November 30, 2004, November 30, 2005 and November 30, 2006 (collectively, the “Financial Statements”). If the audited financial statements of the Company for the fiscal year ended November 30, 2007 are available in the Ordinary Course of Business prior to Closing, such statements shall be provided to Buyer and shall be considered part of the Financial Statements. The Financial Statements (i) have been prepared from the books and records of the Company, (ii) have been prepared in accordance with GAAP applied on a consistent basis and (iii) fairly present in all material respects the financial position and results of operations of the Company as of and for the periods then ended.

(i) Absence of Certain Changes. Except as set forth on Schedule 3.1(i) or as expressly contemplated in this Agreement, since December 1, 2006, the Company has not in connection with the operation of its business (i) sold, transferred or otherwise disposed of any properties or assets, other than in the Ordinary Course of Business; (ii) mortgaged, pledged or subjected to any Lien (other than any Liens arising in the Ordinary Course of Business or as set forth on Schedule 3.1(g)) any of its tangible or intangible assets; (iii) acquired any property or assets outside the Ordinary Course of Business; (iv) made any borrowing, issued any commercial paper or refinanced any existing borrowings; (v) paid any obligation or liability (fixed or contingent), other than in the Ordinary Course of Business, discharged or satisfied any Lien, or settled any claim, or suit pending or threatened; (vi) written off as uncollectible any notes or accounts receivable or any portion thereof (other than ordinary receivable reductions for cash discounts or credits); (vii) made any change in its accounting methods, policies, practices or principles, (viii) entered into or amended or terminated any Material Agreement other than in the Ordinary Course of Business; (ix) increased the compensation payable to or to become payable to any officers or employees of the Company or adopted or increased any bonus, insurance, or other Employee Benefit Plan, payment or arrangement made to, for or with any such officers or employees other than in the Ordinary Course of Business, or (x) agreed to, or obligated itself to, do anything identified in (i) through (ix) above.

(j) Undisclosed Liabilities. The Company has no material liabilities (matured or unmatured, absolute, accrued, fixed, contingent or otherwise) that are not (i) on the balance sheet found in the Company’s audited financial statements for the fiscal year ended November 30, 2006, or, if available, in lieu thereof, the Company’s audited financial statements for the fiscal year ended November 30, 2007 (the “Most Recent Balance Sheet”), (ii) incurred in the Ordinary Course of Business since the Most Recent Balance Sheet, (iii) expressly permitted by this Agreement or (iv) otherwise set forth on Schedule 3.1(j). As of the Closing, the Company shall be free of all Indebtedness.

(k) Legal Compliance. Except as set forth on Schedule 3.1(k), the Company is in material compliance with all laws applicable to the Company, its assets including Real Property and the conduct of its business. The Company is not in default under, and to Seller’s Knowledge no event has occurred which, with the lapse of time or action by a third party, would result in or reasonably be expected to result in (i) default by the Company under, or a violation by the Company of, the terms of any judgment, decree, order, writ or injunction of any Governmental Authority or (ii) a violation of applicable law. The Company has not received any written notification from any applicable Governmental Authority that it or any of the Real Property is not in compliance with any laws.

(l) Tax Matters. The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company have been paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes upon any of the assets owned by the Company and used in the conduct of its business. Except as set forth on Schedule 3.1(l), there is no material dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any Governmental Authority in writing or (B) as to which the Seller has Knowledge based upon personal contact with any agent of such a Governmental Authority.

(m) Real Property.

(i) Schedule 3(m)(i) sets forth the address, plot plan and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(A) The Company has good, valid and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(B) Except as set forth in Schedule 3.1(m)(i)(B), the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C) There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii) Schedule 3.1(m)(ii) sets forth the address of each parcel of Leased Real Property and a list of all Leases concerning each such Leased Real Property (including the date of such Lease and the parties thereto). The Company has provided to Buyer access to a true and complete copy of each such Lease. Except as set forth on Schedule 3.1(m)(ii), with respect to each of the Leases (excluding the Ten Section Lease):

(A) Such Lease is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity;

(B) The transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, subject to applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity;

(C) To Seller’s Knowledge, neither the Company nor any other party to the Lease is in material breach of or default under such Lease and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease; and

(D) No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been re-deposited in full.

(iii) The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) comprise all of the real property currently held or used in the conduct of the Company’s business. Schedule 3.1(m)(iii) lists all of the pipelines (but not gathering lines) owned or leased by the Company located on property owned by third parties along with the approximate locations of such pipelines. Except as set forth on Schedule 3.1(m)(iii), no impairment that would have a Materially Adverse Effect exists as to the use of, or current rights-of-way in connection with, those pipelines (excluding gathering lines) that are necessary for the Ordinary Course of Business. The Company is not responsible for the maintenance or removal of any pipelines (excluding gathering lines) or rights of way located on property owned by third parties other than those listed on Schedule 3.1(m)(iii). To Seller’s Knowledge, all of the Company’s rights in respect of gathering lines and the Ten Section are set forth in the Data Room, at Folder 8.01.4.

(iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property are in good operating condition, subject to reasonable wear and tear.

(v) The Company has not received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein nor has it received a written notice of non-conforming use or similar notice concerning any zoning or other land use law, code, ordinance or regulation.

(vi) Except as set forth on Schedule 3.1(m)(iii), those matters in the Preliminary Title Report in the Data Room and the contents of Folder 8.01.4 in the Data Room, there are no contracts, written or oral, to which the Company is a party, granting to any other party the right of use or occupancy of any portion of the Real Property.

(n) Intellectual Property.

(i) Schedule 3.1(n)(i)(1) sets forth a complete and correct list (with an indication of the record owner and identifying patent, application and or registration numbers, as applicable) of all (A) patents, trademarks, service marks, trade names, copyrights and domain names for which registrations have been obtained (and all applications for, or extensions or reissues of, any of the foregoing) which are owned by the Company and (B) computer software that is owned by the Company (other than mass-marketed software purchased for less than a total cost of $20,000). Schedule 3.1(n)(i)(2) sets forth, to Seller’s Knowledge, a complete and correct list of all patents, trademarks, service marks, trade names, copyrights and domain names for which registrations have been obtained (and all applications for, or extensions or reissues of, any of the foregoing) and unregistered trade secrets or other intellectual property rights which are material to and used by the Company in the conduct of the Company’s business but owned by a third party (indicating the license or contract pursuant to which the Company has the right to use such intellectual property, if such a license or contract exists).

(ii) The items set forth on Schedules 3.1(n)(i)(1) and/or 3.1(n)(i)(2) (collectively, the “Company Intellectual Property”) comprise all of the Intellectual Property necessary for the Ordinary Conduct of Business.

(iii) The Company owns and possesses, free and clear of all Liens (other than as might be set forth on Schedule 3.1(g)), all right, title and interest in and to, or has the rights to use, all Company Intellectual Property. The Company has received no written claim or demand (including any offer to license) pertaining to, and, to Seller’s Knowledge, there are no proceedings (including office actions) which are pending or threatened, which challenge the rights of the Company in respect of any Company Intellectual Property (including the validity, use, ownership, enforceability or registrability of such Company Intellectual Property).

(iv) No Company Intellectual Property owned by the Company is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority.

(v) To Seller’s Knowledge, (A) the Company has not infringed, misappropriated or otherwise conflicted with, and the operation of its business does not infringe, misappropriate or otherwise conflict with, any Intellectual Property rights of any third party and (B) there are no facts which indicate a likelihood of any of the foregoing. To Seller’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property.

(vi) All of the Company Intellectual Property will be owned or available for use by Buyer immediately after the Closing on terms and conditions identical to those under which Seller owned or used the Company Intellectual Property immediately prior to the Closing.

(o) Inventory. Inventory maintained by the Company as of the date hereof and as of the Closing Date shall be adequate for the conduct of the business of the Company in the Ordinary Course of Business.

(p) Contracts. Schedule 3.1(p) lists the following contracts and other agreements to which the Company is a party and which are currently in force:

(i) Any agreement that relates to any Indebtedness in excess of $100,000 or the guaranty of Indebtedness which guaranty has a maximum liability in excess of $100,000;

(ii) Any agreement, including exchange contracts, that provides for aggregate payments from or to the Company in excess of $100,000, excluding agreements for the purchase or sale of crude oil or other petroleum inventory other than exchange contracts;

(iii) Any agreement to sell crude oil or other petroleum product that extends for a period in excess of ninety (90) days and is not cancellable within ninety (90) days;

(iv) Any agreement to purchase crude oil or other petroleum product that extends for a period in excess of ninety (90) days and is not cancellable within ninety (90) days;

(v) Any agreement to sell crude oil or other petroleum product to any of the ten (10) largest customers, by revenue, of the Company’s business for the nine-month period ending August 31, 2007;

(vi) Any agreement to purchase crude oil or other petroleum product from any of the ten (10) largest suppliers, by billings, of the Company’s business for the nine-month period ending August 31, 2007;

(vii) Any license or other right granted by any third party to the Company, or any license or other right granted by the Company to a third party, with respect to any Company Intellectual Property or any agreement involving the payment of royalties (excluding “off-the-shelf” programs or products or other software readily commercially available at the date of this Agreement not exceeding an annual cost of $100,000 and licensed in the Ordinary Course of Business);

(viii) Any confidentiality agreement relating to the Company’s business entered into outside of the Ordinary Course of Business other than any relating to a potential sale of the Company’s assets or issued and outstanding shares of capital stock;

(ix) Any agreement with (1) Seller or any other Affiliate of the Company, (2) any current or former officer, director or employee of the Company, Seller or any other Affiliate of the Company;

(x) Any agreement that cannot be terminated without penalty upon not more than 180 days prior written notice;

(xi) Any guaranties of payment or performance in favor of another Person;

(xii) Any joint venture agreement, partnership (limited or general) agreement or limited liability company operating agreement;

(xiii) Any agreement that limits or purports to limit the ability of the Company to compete in any line of business or to sell or represent competing products or with any Person or in any geographic area or during any period of time;

(xiv) Any agreement which is terminable upon, or prohibits, a change of ownership or control of Company;

(xv) Other than as set forth on Schedule 3.1(u), any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the Company’s current or former directors, officers, and employees;

(xvi) any collective bargaining agreement or related documents; and

(xvii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000, other than in respect of at-will arrangements (the foregoing agreements, collectively, the “Material Agreements”).

Seller has given Buyer access to a correct and complete copy of each Material Agreement. With respect to each such Material Agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects, subject to applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity; (B) neither the Company nor, to Seller’s Knowledge, any other party to such Material Agreement, is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party to such Material Agreement has repudiated any material provision of the agreement.

(q) Accounts Receivable. All accounts receivable outstanding as of the Closing Date will represent sales actually made in the Ordinary Course of Business and to Seller’s Knowledge are subject to no counterclaims, setoffs or rights to return likely to interfere with full and timely collection of, any of such outstanding accounts receivable other than routine credits granted for errors in ordering, shipping, pricing or similar matters. Schedule 3.1(q) sets forth an aged listing by customer of the accounts receivable that were outstanding as of five (5) days prior to the date of this Agreement and no more than ten (10) days prior to the Closing.

(r) Insurance. Schedule 3.1(r) sets forth the following information with respect to each insurance policy with respect to which the Company is a party, a named insured or otherwise the beneficiary of coverage:

(i) the name, address and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder and the name of each covered insured;

(iii) the policy number and the period of coverage; and

(iv) the scope (including an indication of whether the coverage is on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects, subject to applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity and will remain in full force and effect after the Closing; (B) neither the Company nor, to Seller’s Knowledge, any other party to such policy, is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such policy; and (C) no party to such policy has repudiated any material provision of such policy. The Company does not maintain any material self-insurance arrangements.

(s) Litigation. Except as set forth on Schedule 3.1(s), neither the Company nor any of its assets is subject to any order of, or written agreement or memorandum of understanding with, any Governmental Authority, and there exists no litigation, action, suit, claim, audit or proceeding pending, or to Seller’s Knowledge, threatened, against or affecting the Company or the Company’s business or its assets, at law or in equity or before any Governmental Authority.

(t) Employees. To Seller’s Knowledge, as of the date of this Agreement, none of the key employees listed in Schedule 3.1(t) intends to terminate employment with the Company prior to the Closing or during the six (6) months following the Closing, subject to such key employees’ satisfaction with the terms of continued employment offered by Buyer. There are no strikes, slowdowns or work stoppages, pending or threatened which involve any employees of the Company. The Company has not experienced any strikes, slowdowns or work stoppages, or undertaken any plant closings or mass layoffs within the three (3) year period preceding the date hereof. The Company is not a party to any collective bargaining or union contract, and to Seller’s Knowledge, there exists no current union organizational effort with respect to any of the Company’s employees.

(u) Employee Benefits.

(i) Schedule 3.1(u) lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan, except as set forth on Schedule 3.1(u)(i)(A), and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) Except as set forth on Schedule 3.1(u)(i)(B), all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan that is subject to COBRA and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA, the Code and any other applicable law to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. No such Employee Benefit Plan (including any such Employee Benefit Plan that is a single employer plan) has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and there are no outstanding funding waivers with respect to any such plan.

(D) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and, except as set forth on Schedule 3.1(u)(i)(D), to Seller’s Knowledge, there are no facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

(E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened.

(F) Except as set forth on Schedule 3.1(u)(i)(F), the Company has given access to Buyer to correct and complete copies of the plan documents and summary plan descriptions (or in the case of an unwritten Employee Benefit Plan, a written summary thereof), the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(G) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) entitle any employee, former employee, consultant or director of the Company to any severance pay or benefits or any increase in severance pay or benefits upon any termination of employment after the date hereof, (b) except as set forth on Schedule 3.1(u)(i)(G), accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any such Employee Benefit Plan, (c) limit or restrict the right of Buyer to merge, amend or terminate any such Employee Benefit Plan, or (d) result in payments under any such Employee Benefit Plan which would not be deductible under Section 162(m) or Section 280G of the Code.

(ii) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA).

(iii) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any Multiemployer Plan.

(iv) Except as set forth on Schedule 3.1(u)(iv), the Company does not maintain, contribute to or have an obligation to contribute to, or have any material liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of the Company other than in accordance with COBRA. Except as set forth on Schedule 3.1(u)(iv), the performance of this Agreement shall not result in any severance, accelerated vesting or any similar payments by Company to any employee or third party.

(v) Environmental Matters. Except as set forth on Schedule 3.1(v):

(i) There is currently no pending, or to the Seller’s Knowledge threatened, claim, action, suit, cause of action, proceeding, order or decree, or written notice regarding any actual or alleged material violation of or liability under Environmental Requirements by the Company.

(ii) The Company has given Buyer access to all site conceptual models and written assessments, audits, investigations, and sampling or similar reports in its possession relating to the environment or the presence or release of any hazardous materials, to the extent relating to the Company’s property or current or past operations of the Company.

(iii) Except as would not be reasonably expected to result in a Material Adverse Effect, the Company is in compliance with all Environmental Requirements.

(iv) Except as would not be reasonably expected to result in a Material Adverse Effect, the Company has obtained or filed or applied for, and is in compliance with all Permits required under any Environmental Requirement and has timely filed for any applicable renewals. All such Permits are listed on Schedule 3.1(y).

(v) This Section 3(v) constitutes the sole and exclusive representation and warranty regarding Environmental Requirements.

(w) Affiliate Transactions. Except as set forth on Schedule 3.1(w), neither Seller nor any current or former Affiliate of the Company or Seller, is now, or has been during the three (3) year period preceding the date hereof, (i) a party to any transaction or contract with the Company, (ii) indebted to the Company or a guarantor or otherwise liable for any liability of the Company, (iii) a holder of any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the business of the Company or (iv) had any relationship as a director, officer, manager or similar such position with, or any interest (other than a passive investment in equity securities of any Person if such equity securities are registered under the Securities Act, provided that such equity investment does not exceed five percent (5%) of the outstanding equity securities of such person), direct or indirect, in any competitor, supplier, vendor or customer of the Company.

(x) Customers and Suppliers. Schedule 3.1(x) sets forth a true, correct and complete list of (a) the Company’s ten (10) largest customers in terms of dollar amounts of sales during the nine-month period ended August 31, 2007, and the amount for which each such customer was invoiced during such period, and (b) the Company’s ten (10) largest (based on dollar amounts of purchases) suppliers, vendors or other providers of services from which the Company ordered raw materials, supplies and other goods or services during the nine-month period ended August 31, 2007. No such customer or supplier has advised the Company in writing that such customer or supplier was or is intending to terminate its relationship with the Company or to materially decrease or limit its purchases or supplies.

(y) Permits. Schedule 3.1(y) contains a true, correct and complete list of all active Permits issued to the Company. The Company and its assets are in material compliance with all such Permits and all such Permits are in full force and effect and will be in full force and effect as at and through the Closing Date. There has been no change in the facts or circumstances reported or assumed in the application for or granting of such Permits that would result in a violation of, or in the invalidity or revocation of, any such Permit. The Company has not received notice from any Governmental Authority, which remains outstanding, regarding any proposed modification, non-renewal, suspension or cancellation of any such Permits, and to Seller’s Knowledge, no event has occurred which could reasonably be expected to result in the modification, non-renewal, suspension or cancellation of any such Permit or the requirement for additional Permits in order to operate the Company’s assets and businesses in the Ordinary Course of Business.

(z) Bank Accounts. Schedule 3.1(z) sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains any safe deposit boxes or accounts (specifying the identifying numbers), and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

(a) Organization of Buyer; Enforceability; Authorization. Buyer is a corporation existing and in good standing under the laws of the state of Delaware. Except as set forth below, Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Except as set forth below, the Agreement has been duly approved by all requisite corporate action on the part of Buyer, has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

(i) Buyer is required to file a Proxy Statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (“SEC”) concerning the transaction described herein and related matters, and following review by the SEC, distribute a Proxy Statement to Buyer’s shareholders of record seeking their approval of the transactions described herein and related matters. The Closing cannot occur without such approval by Buyer’s shareholders as set forth in Buyer’s Second Amended and Restated Certificate of Incorporation.

(b) Non-contravention; Consents. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any order, judgment or decree, relating to Buyer’s business or by which Buyer is bound or (ii) except as set forth in Section 3.2(a)(i) above violate any provision of Buyer’s Second Amended and Restated By-laws or Second Amended and Restated Certificate of Incorporation. Except as set forth in Section 3.2(a)(i) above, no consent or approval of, no action by or in respect of or filing with, any Person is required in connection with the execution, delivery, consummation or performance of this Agreement by Buyer.

(c) Brokers’ Fees. Except as set forth on Schedule 3.2(c), Buyer has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Any obligations shown on Schedule 3.2(c) shall be for the account of Buyer.

(d) Due Diligence. Buyer has been provided with access to the Data Room, has had such time as Buyer deems necessary and appropriate to review and analyze such materials and has been provided an opportunity to ask questions of Seller with respect to such materials. Buyer acknowledges that Seller has not made any representations or warranties, express or implied, in connection with the transactions contemplated in this Agreement, other than the representations and warranties contained in this Agreement.

(e) Capital. Buyer has sufficient cash available, lines of credit or other sources or commitments of immediately available funds to remit the Purchase Price as and when due, to meet its other obligations under this Agreement and to conduct its business in the Ordinary Course of Business.

(f) Investment. Buyer is acquiring the Shares for Buyer’s own account and not with a view to or for resale in connection with any distribution or public offering thereof in violation of the Securities Act.

ARTICLE IV

COVENANTS OF SELLER

4.1 Conduct of Company’s Business. Except as set forth on Schedule 4.1, during the period from the date hereof through the Closing Date, Seller (i) shall, and shall cause the Company to, conduct the Company’s business in the Ordinary Course of Business (including, without limitation, using commercially reasonable efforts to preserve goodwill and business relationships between the Company and its suppliers and customers and perform tank, pipe and process unit maintenance and repair) and (ii) shall cause the Company not to, except (a) as otherwise expressly provided in this Agreement, (b) in the Ordinary Course of Business or (c) with the written approval of Buyer:

(a) Obligations for Borrowed Money. (i) Create, incur or assume any debt (including obligations in respect of capital leases) or any debt for money borrowed (whether long- or short-term); (ii) assume or guarantee, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other Person; or (iii) make any loans, advances or capital contributions to any other Person;

(b) Employee Matters. (i) Enter into or modify any collective bargaining agreement, except as required by applicable law, (ii) commit itself to any additional Employee Plan, or employment or consulting agreement with a Person, or to amend any of such Plans or agreements, except as required by applicable law, (iii) grant to any current or former employee or officer of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or (iv) enter into any new or modify any existing retention or similar agreement with any of the Company’s current or former directors, officers and employees;

(c) Merger; Sale of Assets. (i) Merge or consolidate with any Person, (ii) enter into any agreement with respect to voting of the Company’s capital stock; (iii) sell, transfer, license or otherwise dispose of or agree to sell, transfer, license or otherwise dispose of any assets of the Company used in the conduct of its business, except inventory as would occur in the Ordinary Course of Business;

(d) Commitments. (i) Enter, terminate, modify or amend any Material Contract, other than Material Agreements with customers and/or suppliers made in the Ordinary Course of Business; or (ii) enter into any other agreements, commitments, contracts or undertakings relating to the conduct of the Company’s business;

(e) Leases. Terminate, modify or amend any of the Leases or enter into any new Leases;

(f) Encumbrances.  Encumber or grant or create a Lien on any of the assets (including Real Property) used by the Company in the conduct of its business and shall have removed from title prior to Closing items 50 and 59 as shown on the Preliminary Title Report contained in the Data Room;

(g) Insurance. Cause or permit any of the policies of insurance listed on Schedule 3.1(r) to terminate, lapse or be canceled, unless equivalent replacement policies, without lapse of coverage, shall be put in place;

(h) Litigation. Enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation, except settlements made by insurers, involving amounts in excess of $50,000 or non monetary commitments that would extend after the Closing;

(i) Representations and Warranties. Take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties contained in Section 3.1 to fail to be true and correct as of the Closing as though made at and as of the Closing;

(j) Intellectual Property. Permit the loss, transfer, lapse or abandonment of any Company Intellectual Property;

(k) Taxes. Make any material Tax election for calendar year 2007 or enter into any settlement or compromise of any Tax liability in excess of $100,000, or change any annual Tax accounting period or method of Tax accounting, enter into any closing agreement relating to any Tax in excess of $100,000 or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l) Charter Documents. Amend or change the Articles of Incorporation or Bylaws of the Company;

(m) Investments. Except for cash equivalent investments or investments in publicly traded securities, made consistent with past practice, directly or indirectly acquire, make any investment in, or make any capital contributions to, any Person;

(n) Accounting. Except as may be required as a result of a change in applicable law or in GAAP, (i) change any of the accounting methods, practices or principles used by it, (ii) write up, write down or write off the book value of any of its assets except the write-off of individual accounts receivable in the Ordinary Course of Business or (iii) vary its inventory practices in any material respect from its current practices;

(o) Capital Expenditures. Make any new capital expenditure or expenditures (including leases and in-licenses), or enter into any contract or agreement providing for capital expenditures which, in the aggregate, are in excess of $1,000,000 and not set forth in Schedule 3.1(p) of the Disclosure Schedule;

(p) Working Capital. Alter the payment terms of its trade receivables or trade payables;

(q) Waiver of Claims. Waive, release or assign any claims or rights of material value; or

(r) Commitments. Agree or commit to do any of the foregoing.

(s) Casualty or Condemnation. In the event that, prior to the Closing Date, all or any portion of the Company’s assets are damaged or destroyed by fire or other casualty for which the associated repair or replacement costs to the Company or associated materially adverse impact on the earnings of the Company could reasonably be expected to exceed $10,000,000 (a “Casualty”) or taken by condemnation or eminent domain or by agreement in lieu thereof with any Person or Governmental Authority authorized to exercise such rights (a “Taking”), Seller shall promptly notify Buyer thereof.

(i) In the event of a Casualty or Taking between the Date of this Agreement and the Closing Date, Seller shall elect (i) to repair or replace, after reasonable consultation with Buyer, or make adequate provision for the repair or replacement of the affected part of the Company at Seller’s cost prior to the Closing, in which case Buyer’s obligation to effect the Closing shall not be affected, but the Closing Date, at Buyer’s option, shall be deferred until three Business Days after repairs are completed and/or (ii) to negotiate with Buyer to reduce the Purchase Price by an amount agreed to by Seller and Buyer to reflect the cost to repair or replace the affected part of the Company (the “Repair Costs”), in which case, in the event of a Repair Cost Dispute, the Closing Date shall be deferred as provided herein.

(ii) If Seller and Buyer agree on the Repair Costs within 15 days of Buyer’s receipt of Seller’s notice of the Casualty or Taking (the “Repair Negotiation Period”), Buyer’s obligation to affect the Closing shall not be affected, but the Purchase Price shall be reduced by the Repair Costs so agreed.

(iii) If Seller and Buyer do not agree on the Repair Costs within the Repair Negotiation Period (a “Repair Cost Dispute”), either party may request a reasonably mutually acceptable engineering firm to evaluate the affected part of the Company and deliver to Buyer and Seller its written estimate of the Repair Costs (the “Third-Party Estimate”) within 15 days after the end of the Repair Negotiation Period.

(iv) If the Third-Party Estimate is less than $10,000,000, Buyer’s obligation to effect the Closing shall not be affected and the parties shall submit the Repair Cost Dispute to dispute resolution as set forth in Article IX below for resolution after the Closing, with a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.

(v) If the Third-Party Estimate is equal to or greater than $10,000,000 but less than $25,000,000, Buyer’s obligation to effect the Closing shall not be affected, but the Purchase Price shall be reduced by the amount of the Third-Party Estimate and the Parties shall submit the Repair Cost Dispute to dispute resolution under Article IX below after the Closing, with a post-Closing adjustment of the Purchase Price equal to the difference between the Third-Party Estimate and the finally-determined Repair Costs.

(vi) If the Third-Party Estimate is equal to or greater than $25,000,000, Buyer may elect, by giving Seller written notice of election within 15 days of receipt of the Third-Party Estimate, to terminate this Agreement without further obligation to Seller or to proceed in accordance with Section 4.1(s)(v) above.

(vii) In the event of any reduction in the Purchase Price in connection with a Taking, Seller shall be entitled to collect from Buyer or any condemnor the entire award(s) that may be made in any such proceeding or the amount of any insurance coverage, without deduction.

4.2 Exclusivity. From the date hereof through and until the earlier of termination of this Agreement pursuant to Article VIII or the Closing, Seller shall not, and shall cause the Company not to, directly or indirectly, (a) solicit, initiate or encourage any inquiries, proposals or offers from any Person relating to any acquisition of the Shares or the assets or business of the Company, or any merger, consolidation or business combination with the Company, or (b) with respect to any effort or attempt by any other Person to do or seek any of the foregoing, (i) participate in any discussions or negotiations, (ii) furnish to any other Person any information with respect to, or afford access to the properties, books or records of or relating to, the Company, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort. Seller shall promptly notify Buyer if any such proposal or offer from any Person with respect thereto is made.

4.3 Full Access; Title Report. Prior to the Closing, Buyer shall be entitled, and Seller shall permit Buyer, to conduct such investigation of the condition (financial or otherwise), business, assets, properties, operations and prospects of the Company and its business as Buyer shall reasonably deem appropriate; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Company’s business. Two days prior to Closing, Seller shall, at its expense, deliver to Buyer an updated preliminary title report evidencing no new Liens or encumbrances. If Buyer elects to obtain, at its expense, a new or updated title policy or survey in respect of the Company’s Real Property, Seller agrees to cooperate with Buyer, including without limitation, by delivering copies of any existing surveys, granting access and executing and delivering customary title affidavits as may be reasonably requested by Buyer or a title company.

ARTICLE V

OTHER COVENANTS

5.1 Standby Letters of Credit. Buyer shall either (i) arrange for replacement standby letters of credit as to all standby letters of credit that the Company has outstanding as of the Closing Date with Wells Fargo Bank, N.A. (the “Current LOCs”), effective as of the Closing Date, in which case Seller shall cancel all Current LOCs, effective as of the Closing Date or (ii) Buyer shall provide to Wells Fargo Bank, N.A. standby letters of credit, to the satisfaction of Wells Fargo Bank, N.A. in its sole discretion, to secure the Current LOCs, in which case all Current LOCs shall remain in effect until maturity. The Parties acknowledge that any obligation for the payment of purchases that is outstanding as of the Closing Date and is secured by a Current LOC shall be included as “Accounts Payable” under Schedule 2.6(c) attached hereto.

5.2 Further Assurances. Each Party shall use its best efforts to implement the provisions of this Agreement. For such purpose, each Party, at the request of the other Party, at the Closing, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to the other Party such instruments in addition to those required by this Agreement, in form and substance satisfactory to the other Party, and take all such other actions, as the other Party may reasonably deem necessary or desirable to implement any provision of this Agreement.

5.3 Expenses. Each Party shall bear the legal, accounting and other expenses incurred by such Party in connection with the negotiation, preparation and execution of the Transaction Documents and the transactions contemplated hereby and thereby, as the case may be.

5.4 Transfer Taxes. All excise, use, transfer, stamp, documentary, filing, recordation and other similar Taxes which may be payable in connection with the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto (“Transfer Taxes”) shall be borne by Buyer and Seller equally. Each Party hereby agrees to file all necessary documentation in connection with the payment and reporting of Transfer Taxes.

5.5 Press Releases and Disclosure. Neither Seller, Buyer nor their respective Affiliates shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions contemplated hereby to any third party (other than attorneys, advisors, accountants and debt providers/lenders to Seller or Buyer) without the consent of both Parties hereto, which consent shall not be unreasonably withheld; provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any regulatory filing (e.g., Form 8-K) or shareholder Proxy Statement (including as described in Section 3.2(a)(i) above), press release, announcement or public communication to the extent that such party deems such action to be required by applicable law or stock exchange rule or necessary to perform its obligations under this Agreement; provided, further, that such Party shall, whenever practicable consult with the other Party concerning the timing and content of such press release, announcement or communication before the same is issued or published.

5.6 Government and other Regulatory Approvals.

(a) Each Party shall, and shall cause its appropriate respective Affiliates to, use all commercially reasonable efforts to obtain any authorizations, consents, novations, orders and approvals of, with or by any Governmental Authority necessary for the performance of the respective obligations under the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including without limitation, in connection with the HSR Act and shall cooperate fully with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals. Neither Seller nor Buyer shall take any action that will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals.

(b) Without limiting the foregoing, (i) as soon as reasonably practicable following the date hereof, and in any event within ten (10) days after the date hereof, each Party shall, and shall cause its appropriate respective Affiliates to, promptly make or cause to be made any and all required filings, reports and notices (A) with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will request early termination of the waiting period required under the HSR Act; and (B) to the extent required, with the appropriate Governmental Authorities under any applicable foreign antitrust or competition Laws, and shall use all commercially reasonable efforts to obtain any consents required thereunder as promptly as is reasonably possible.

5.7 Proxy Statement. The Proxy Statement (which shall be prepared and filed with the SEC), shall request that Buyer's shareholders adopt and approve this Agreement and the transactions contemplated herein, on the terms and conditions described herein, in accordance with Buyer’s Second Amended and Restated Certificate of Incorporation and shall contain the recommendation of the board of directors of Buyer to do same. Buyer shall provide the Company with a reasonable opportunity (but not less than five (5) Business Days) to review and comment on the Proxy Statement (including any amendment or supplement thereto) prior to the filing thereof for SEC review and approval.

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) Each of the representations and warranties of Seller made in Section 3.1, (i) if specifically qualified by materiality, shall be true and complete as so qualified and (ii) if not qualified by materiality, shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made at such time, except where any such representation or warranty is specific as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date.

(b) Seller shall have performed and complied in all material respects with all covenants, obligations and agreements required to be performed or complied with by it in connection herewith on or prior to the Closing Date.

(c) At the Closing, Seller shall have delivered to Buyer a Certificate signed by the President or a Vice President of Seller, and dated the Closing Date, to the effect that to the best of the Knowledge of Seller the conditions specified in Sections 6.1(a) and (b) have been fulfilled.

(d) At the Closing, the Seller or Company shall have delivered to Buyer copies of (i) the Company’s Articles of Incorporation and (ii) the Company’s Bylaws, each certified by the corporate Secretary of the Company to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

(e) At the Closing, the Seller or Company shall have delivered to Buyer Certificates of corporate good standing for Seller and the Company from the State of California, dated not more than ten (10) days prior to the Closing.

(f) The Seller or Company shall have procured all of the third-party consents set forth on Schedule 6.1(f), the applicable waiting period under the HSR Act shall have expired or been terminated and all foreign anti-trust approvals, if required, shall have been obtained.

(g) No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated (other than any litigation, action, suit, investigation, claim or proceeding instigated by one or more of Buyer’s shareholders, which shall not constitute a condition to Buyer’s obligation to consummate the transactions provided for by this Agreement).

(h) Buyer shall have received from Jones Day, counsel to Seller and the Company, an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to Buyer and dated as of the Closing Date.

(i) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company, as requested by Buyer.

(j) Seller shall have furnished Buyer with an affidavit certifying as to Seller’s non-foreign status in accordance with the requirements of Section 1445 of the Code.

(k) Seller shall have paid in full and the Company shall be free of all Indebtedness.

(l) The Seller or the Company shall deliver or cause to be delivered to the Buyer in form and substance satisfactory to the Buyer acting reasonably the share certificates representing the Shares issued in the name of the Buyer, together with evidence reasonably satisfactory to the Buyer that the Buyer is entered upon the books of the Company as the holder and owner of the Shares.

(m) Buyer’s shareholders shall have approved the transactions described herein as set forth in Section 3.2(a)(i) above.

(n) Seller shall have executed the Indemnity Escrow Agreement.

6.2 Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) Each of the representations and warranties of Buyer made in Section 3.2, (i) if specifically qualified by materiality, shall be true and complete as so qualified and (ii) if not qualified by materiality, shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made at such time, except where any such representation or warranty is specific as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date.

(b) Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements required to be performed or complied with by it in connection herewith on or prior to the Closing Date.

(c) At the Closing, Buyer shall have delivered to Seller a Certificate signed by the CEO, President or a Vice President of Buyer, and dated the Closing Date, to the effect that to the best of the knowledge and belief of such officer the conditions specified in Sections 6.2(a) and (b) have been fulfilled.

(d) At the Closing, Buyer shall have delivered to Seller copies of Buyer’s Second Amended and Restated By-laws and Second Amended and Restated Certificate of Incorporation, each certified by the corporate Secretary of Buyer to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

(e) At the Closing, Buyer shall have delivered to Seller Certificates of corporate good standing for Buyer from the State of Delaware, dated not more than ten (10) days prior to the Closing.

(f) The Seller or Company shall have procured all of the third-party consents set forth on Schedule 3.1(f), the applicable waiting period under the HSR Act shall have expired or been terminated and all foreign anti-trust approvals, if required, shall have been obtained.

(g) No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

(h) Seller shall have received from Jeffrey Dill, counsel to Buyer, an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to Seller and dated as of the Closing Date.

(j) Buyer shall have executed the Indemnity Escrow Agreement.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1 Survival. Except as otherwise set forth herein, the representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months; provided, however, that in the case of claims arising out of breaches of the representations and warranties set forth in Sections 3.1(f), (g) (as to the first sentence only), (l) and (v), such representations and warranties shall survive the Closing for a period of thirty six (36) months; provided, further, that in the case of claims arising out of breaches of the representations and warranties set forth in Sections 3.1(a), (b), (c), (d) and (e) and Sections 3.2(a) and (c), such representations and warranties shall not expire. In the event notice of any claim for indemnification under Sections 7.2 or 7.3 has been given prior to the foregoing expiration dates, the representations and warranties and covenants that are subject of such indemnification claim shall survive with respect to such claim until the final disposition thereof.

7.2 Indemnification by Buyer. Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Buyer shall indemnify, defend and hold Seller, its Affiliates, and their respective directors, officers, representatives, employees and agents (and their successors and assigns) harmless from and against any and all Losses that may be incurred by Seller resulting or arising from or related to, or incurred in connection with any breach of any representation, warranty, covenant, obligation or agreement made by Buyer contained in this Agreement.

7.3 Indemnification by Seller. Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Seller shall indemnify, defend and hold Buyer, its Affiliates, and their respective directors, officers, representatives, employees and agents (and their successors and assigns) harmless from and against any and all Losses that may be incurred by Buyer resulting or arising from, related to or incurred in connection with any breach of any representation, warranty, covenant, obligation or agreement made by Seller contained in this Agreement.

7.4 Limitations on Indemnification. Seller shall not be required to indemnify, defend or hold Buyer harmless from and against any Losses under Section 7.3 unless and until the aggregate amount of such Losses (each of which individually exceeds $10,000) equals One Percent (1%) of the Closing Purchase Price (the “Floor”), in which event Seller shall be obligated to indemnify Buyer solely for Losses incurred by Buyer in excess of the Floor, and only up to ten percent (10%) of the Closing Purchase Price (the “Cap”), as set forth more fully in Sections 7.5(c)(ii)(C) and (D) and in the Indemnity Escrow Agreement.

7.5 Method of Asserting Claims.

(a) Notice of Claims; Time for Claims. In the event that Buyer wishes to make a claim for Losses under Section 7.3 (a “Claim”), Buyer shall give a written notice (a “Notice of Claim”) to Seller and the Escrow Agent (to the extent the Indemnity Escrow Agreement remains in full force and effect at the time such Notice of Claim is made). The Notice of Claim shall (i) describe the nature of the Claim being made and (ii) if known, state the aggregate dollar amount of such Claim (and if not known, estimate to the extent reasonably practical the aggregate dollar amount of such Claim; provided, however, that any disputes in respect of such amount that Buyer and Seller cannot resolve between themselves shall be resolved in accordance with Section 9.2). If such notice relates to any claim or potential claim or the commencement of any action, suit or legal, administrative or arbitral proceedings or investigation before or by any individual, corporation, governmental authority or other entity other than Buyer (a “Third Party Claim”) which could give rise to a Loss, Buyer shall give Seller and the Escrow Agent written notice describing the Third Party Claim within thirty (30) days of receipt of actual notice of such Third Party Claim (or such shorter period as is reasonably practical and may be warranted under the circumstances (e.g., in the case of emergency proceedings or when a response to a notification must be given within a period in order to avoid a forfeiture of rights)) to permit Seller to exercise its rights hereunder. Whether the Notice of Claim relates to a direct Claim or a Third Party Claim, Buyer’s failure to notify in the manner set forth herein shall not affect any of its rights hereunder, but Seller shall be obligated to Buyer only up to that amount of the Losses which would not have been increased but for Buyer’s failure to give timely notice.

(b) Defense of Third Party Claims.

(i) From and after the delivery of a Notice of Claim in respect of a Third Party Claim, and until such time as it is determined or agreed that Seller has no liability to Buyer in respect thereof, Seller shall have the right (but not the obligation) to assume the defense of such Third Party Claim and to retain (at Seller’s expense) counsel of its choice, reasonably acceptable to Buyer, to represent Buyer, provided, however, that this option shall not be available to Seller for Third Party Claims (i) which may result in criminal proceedings, injunctions or other equitable remedies in respect of Buyer or its Affiliates or (ii) also involves Seller or its Affiliates as a party and counsel to Seller determines in good faith that joint representation would give rise to a conflict of interest, for which defense shall be assumed by Buyer with the right to retain (at Seller’s expense) counsel of its choice, reasonably acceptable to Seller. Seller shall have twenty (20) days from the receipt of the Notice of Claim to notify Buyer whether or not it desires to defend such Third Party Claim failing which Seller shall be deemed to have waived such option and be responsible for costs and fees incurred by Buyer for defense of such Third Party Claim. The Party assuming defense of a Third Party Claim is hereinafter referred to as the “Controlling Party” and the other Party as the “Co-Defendant”.

(ii) In defending the Third Party Claim, the Controlling Party shall act in good faith and use commercially reasonable means and defenses available to it given due consideration to the interests of Buyer. The Co-Defendant shall take such actions as reasonably necessary or appropriate under the circumstances to cooperate with the Controlling Party and its counsel in defending such Third Party Claim. The Controlling Party shall keep the Co-Defendant reasonably informed of the development of the underlying claim. In the case where the Buyer is the Co-Defendant, the Co-Defendant shall have the right to participate, at its sole cost and expense in the defense of a Third Party Claim using its own counsel (unless (x) the Controlling Party shall not have employed counsel in the defense of such Claim after ten (10) days notice; or (y) such Co-Defendant shall have determined in good faith that joint representation would give rise to a conflict of interest, and in either of the foregoing events such fees and expenses shall be borne by the Controlling Party).

(iii) Other than settlements, compromises or agreements involving solely monetary payment obligations (in any amount in respect of settlement, compromises or agreements being made by Seller, and in any amount under Ten Thousand US Dollars (USD 10,000) in respect of those being made by Buyer), neither the Co-Defendant nor the Controlling Party shall conclude any settlements, compromises, agreements or withdrawals in response to any claims, verifications, or legal or administrative proceedings in which it may be involved without the prior written consent of the other party, which consent shall not be unreasonably withheld, in particular with respect to the settlement of disputes with customers, for which customary practice and the commercial relationship shall be taken into account and involving the assets, business or operations of the Company.

(c) Objection to Notice of Claim; Payment.

(i) If Seller wishes to object to a Claim or Third Party Claim made in a Notice of Claim, Seller shall give a written objection (an “Objection”) to the Escrow Agent (to the extent the Indemnity Escrow Agreement remains in full force and effect at the time such Objection is made) and Buyer within fifteen (15) Business Days after receipt of such Notice of Claim expressing such Objection and explaining in reasonable detail and in good faith the basis thereof. Buyer and Seller shall meet within fifteen (15) Business Days following receipt by Buyer of Seller’s Objection to agree on the rights of the respective parties with respect to each of such Claim or Third Party Claim. If Seller and Buyer should reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and if need be shall be furnished to the Escrow Agent. If Buyer and Seller do not reach such an agreement within such fifteen (15) Business Day period, then the matter shall be resolved in accordance with Section 9.2.

(ii) Subject to Sections 7.4, 7.6 and 7.7, the payment of any sum due or payable by Seller under this Article VII will be made:

(A) in connection with a Third Party Claim, no later than fifteen (15) Business Days (a) after expiry of such fifteen (15) Business Day period set forth in Section 7.5(c)(i) if Seller fails to respond to the relevant Notice of Claim, (b) after a final non appealable award against Buyer has been rendered, (c) after final settlement of a Notice of Claim has been reached, as determined by mutual agreement of Buyer and Seller in accordance with Section 7.5(c)(i) or (d) after Seller is determined to be under the obligation to pay the relevant Loss as resolved between Buyer and Seller pursuant to Section 9.2;

(B) in connection with a direct Claim, no later than fifteen (15) Business Days (a) after expiry of such fifteen (15) Business Day period set forth in Section 7.5(c)(i) if Seller fails to respond to the relevant Notice of Claim, (b) after final settlement of a Notice of Claim has been reached, as determined by mutual agreement of Buyer and Seller in accordance with Section 7.5(c)(i) or (c) after Seller is determined to be under the obligation to pay the relevant Loss as resolved between Buyer and Seller pursuant to Section 9.2;

provided, however, that the relevant payments shall be made:

(C) first, until the expiration of the Indemnity Escrow Agreement and in accordance with the terms thereof, by the Escrow Agent to Buyer in cash credited from the Escrow Account (as defined in the Indemnity Escrow Agreement) in the amount of such Loss incurred by Buyer; and

(D) second, following the expiration of the Indemnity Escrow Agreement, or if the Losses exceed in whole or in part the Escrow Amount (only to the extent Seller’s liability in respect of such Loss is not subject to the limitations set forth in Section 7.4), by Seller to Buyer in the amount of such Loss incurred by Buyer which cannot be discharged through payment made by the Escrow Agent.

7.6 Duty to Mitigate. Buyer shall take all commercially reasonable steps to mitigate any Loss that it may incur, including making and diligently pursuing such claims as may be reasonably justified against any third party or pursuant to any insurance policies covering the Buyer, provided, however, that nothing herein shall obligate Buyer to maintain any particular insurance.

7.7 Tax Effect of Indemnification Payments; Insurance.

(a) Any Tax or other Loss for which indemnification is provided under this Agreement shall be reduced (at the time and in the manner discussed in Section  7.7(b)) by any actual Tax Benefit arising from the payment of the claim that gave rise to Seller making an indemnity payment. If Buyer realizes any such Tax Benefit, directly or indirectly, then Buyer shall pay an amount to Seller equal to the Tax Benefit realized, provided that in the event an amount payable by Seller is reduced by the amount of such Tax Benefit and there is a disallowance of such Tax Benefit by a taxing authority (based upon a reasonable and good faith determination by Buyer) such that Buyer is not entitled to all or any portion of such Tax Benefit, then Seller shall pay to Buyer the amount of the Tax Benefit that was disallowed. For purposes of this Agreement, the term “Tax Benefit” means the amount of the reduction in the liability for Taxes (including through recoveries of Taxes through the carryover of net operating losses or reductions in Taxes attributable, in whole or in part, to basis adjustments) as a result of the payment or accrual by any Person of any loss, expense, other amount or tax.

(b) A Tax Benefit will be considered to be realized for purposes of this Section 7.7 on (A) the date on which the Tax Benefit is received as a refund of Taxes, or (B) to the extent that the Tax Benefit is not received as a refund of Taxes but rather is claimed as an item that reduces liability for Taxes (on a with and without basis), the due date (including extensions) of the Tax Return that reflects such change in liability for Taxes.

(c) In determining the amount of a Loss there shall also be deducted from the amount to be paid an amount equal to the proceeds from third parties, including insurance proceeds, and interest thereon received directly by Buyer or received by a third party (such as a claimant, vendor or lender) in respect of such matter.

7.8 Purchase Price Adjustments. Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing only if one or more of the following conditions occurs and the effective date of such termination shall be referred to as the “Termination Date”:

(a) Mutual Consent. By mutual written consent of Seller and Buyer;

(b) Closing Date. By Seller or Buyer if the Closing shall not have occurred on or before the 45th (forty-fifth) day following the vote by Buyer’s shareholders approving this Agreement and the related transactions as set forth in Section 5.7, unless an extension thereto is mutually agreed to in writing by Buyer and Seller;

(c) Seller Misrepresentation or Breach. By Buyer, if there has been a material breach by Seller of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement; provided, however, that Buyer shall be required to provide Seller with written notice of such breach and Seller shall have thirty (30) days from receipt thereof to cure such breach;

(d) Buyer Misrepresentation or Breach. By Seller, if there has been a material breach by Buyer of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement; provided, however, that Seller shall be required to provide Buyer with written notice of such breach and Buyer shall have thirty (30) days from receipt thereof to cure such breach;

(e) Court Order. By Seller or Buyer, after giving written notice, if consummation of the transactions contemplated hereby shall violate any non appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction;

(f) Buyer’s Conditions. By Buyer, if the Closing shall not have occurred or has been delayed because any condition precedent to Buyer’s obligation to effect the Closing as set forth in Section 6.1 is not timely satisfied, or shall have become incapable of fulfillment, and such condition is not waived, if waivable, by Buyer on or prior to the Termination Date, unless such failure of a condition results primarily from Buyer’s breach of a representation, warranty or covenant hereunder; and

(g) Seller’s Conditions. By Seller, if the Closing shall not have occurred or has been delayed because any condition precedent to Seller’s obligation to effect the Closing as set forth in Section 6.2 is not satisfied, or shall have become incapable of fulfillment, and such condition is not waived, if waivable, by Seller on or prior to the Termination Date unless such failure of a condition results primarily from Seller’s breach of a representation, warranty or covenant hereunder.

8.2 Effect of Termination.

(a) Obligations Upon Termination; No Waiver. If this Agreement is terminated pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party and this Agreement shall thereafter become void and have no further force and effect and all further obligations of Seller and Buyer under this Agreement shall terminate without further liability of Seller or Buyer, except that (a) Buyer shall return all documents, work papers and other material relating to Seller, the Company, the Company’s business and the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; (b) the provisions of Section 5.3, this Section 8.2 and Article IX shall survive such termination; (c) such termination shall not constitute a waiver by any party of any claim it may have for actual damages caused by reason of, or relieve any party from liability for, any breach of this Agreement prior to termination under Section 8.1.

(b) Payment Upon Certain Termination. On the date of the execution of this Agreement, Buyer shall initiate a wire transfer and deposit the amount of One Million Five Hundred Thousand US Dollars (USD 1,500,000) in the third party escrow account described in Exhibit A (the “Deposit”) as a deposit to cover the failure of the satisfaction of the condition precedent in Section 6.1(m). If Buyer’s shareholders do not approve the transactions described herein as set forth in Section 3.2(a)(i), then no later than twenty four (24) hours thereafter, Buyer and Seller shall execute and deliver to the Escrow Agent a written statement instructing the Escrow Agent to release to Seller the Deposit, without condition. If the Closing does not occur for any reason other than the failure of the condition precedent in Section 6.1(m), then no later than twenty four (24) hours thereafter, Buyer and Seller shall execute and deliver to the Escrow Agent a written statement instructing the Escrow Agent to release to Buyer the Deposit, without condition, and the parties shall have any other remedies provided hereunder or at law. If the Closing occurs, the Deposit shall be applied to the Reserved Amount as set forth in Section 2.2(c) above.

ARTICLE IX

MISCELLANEOUS

9.1 Disclosure Schedule Supplements and Data Room Additions. From time to time prior to the Closing, Seller may supplement or amend the Disclosure Schedule and/or add items to the Data Room with respect to any matter (i) which may arise hereafter and which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Disclosure Schedule or (ii) which makes it necessary to correct or update any information in the Disclosure Schedule or in any representation and warranty of Seller which has been rendered inaccurate thereby. To the extent Seller makes any such supplements or amendments to the Disclosure Schedule and/or additions to the Data Room after the date hereof and prior to the Closing, the Disclosure Schedule and/or Data Room (as applicable) and the related representations and warranties shall be deemed modified as of the Closing to the extent set forth in such supplements or amendments, provided, however, that any such supplement, amendment or addition that represents a Materially Adverse Effect shall be handled as a casualty in accordance with the terms of Section 4.1(s) above.

9.2 Governing Law; Dispute Resolution. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law doctrine. The prevailing party in any dispute shall be entitled to all expenses, including attorneys’ fees and costs, incurred in connection with any dispute hereunder. The parties hereby irrevocably submit and agree to the exclusive jurisdiction and venue of the courts of the State of California located in the County of Kern or the federal courts located in the County of Fresno. The provisions of this Section 9.2 may be enforced by any court of competent jurisdiction.

9.3 Schedules, Addenda and Exhibits. Subject to Section 9.1, all schedules, addenda and exhibits attached to this Agreement, including without limitation the Disclosure Schedule, are incorporated herein and shall be part of this Agreement for all purposes.

9.4 Amendments. This Agreement may be amended only by a writing executed by all of the parties hereto.

9.5 Entire Agreement. The Transaction Documents expressly provided for herein set forth the entire understanding of the parties hereto with respect to the subject matter hereof, including the Confidentiality and Non Disclosure Agreement, dated as of June 29, 2007, by and between Buyer and Seller, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties.

9.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party hereto, but, no rights, obligations or liabilities hereunder shall be assignable by any Party without the prior written consent of the other Party, and any purported assignment in violation of this Section 9.6 shall be null and void ab initio; provided, however, Buyer may transfer or otherwise assign its rights to receive indemnification under this Agreement for the benefit of any direct or indirect lender or holder of debt securities that has as a source of security having financed or refinanced all or part of the transactions contemplated hereby; provided, further, prior to the Closing, Buyer may elect (upon written notice sent to Seller) to assign its rights and obligations under this Agreement to any Affiliate of Buyer (including a subsidiary formed for such purpose) and to cause such Affiliate to perform the obligations of Buyer under this Agreement; provided, further, that no such assignment shall otherwise vary or diminish any of Buyer’s obligations under this Agreement to the extent its Affiliate fails to duly perform the obligations of Buyer under this Agreement; provided, finally, that Seller may reorganize the form in which it conducts its business from a corporate form to another form such as a limited liability company form, such as, for example, by a merger of the Seller into a limited liability company owned by Seller’s shareholder as long as such reorganization does not result in the surviving entity being less capitalized than the Seller prior to such reorganization or otherwise have an adverse effect upon the Company or the ability of Seller or Company to perform their obligations hereunder and under the Transaction Documents.

9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

9.8 Waivers. Except as otherwise provided herein, either Party may waive in writing compliance by the other party hereto with any of the terms, covenants or conditions contained in this Agreement (except such as may be imposed by law). Any waiver by any Party of any violation of, breach of, or default under, any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

9.9 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than Buyer and Seller any rights or remedies under or by reason of this Agreement.

9.10 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

9.11 Gender and Number; Section and Article References. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. References to “$” or “dollars” shall be to United States dollars. All references to Articles or Sections refer to Articles or Sections of this Agreement, unless otherwise stated.

9.12 Interpretation. No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any Party.

9.13 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) when received if sent by registered or certified mail, return receipt requested, postage prepaid, (c) within twelve (12) hours after being sent by telecopy, with confirmed answer back and the original having been sent by priority delivery by established overnight courier within twelve (12) hours of such telecopy, or (d) within 1 business day of being sent by priority delivery by established overnight courier, to the parties at their respective addresses set forth below.

To Seller:	Casey Co.
180 E. Ocean Boulevard, Suite 1010
Long Beach, California 90802
Attention: Steven G. Christovich

With a copy to:	Jones Day
555 South Flower Street, 50th Floor
Los Angeles, CA 90071
Attention: James F. Childs, Jr., Esq.

To Buyer:	NTR Acquisition Co.
100 Mill Plain Road, Suite 320
Danbury, CT 06811
Attention: General Counsel

With a copy to:	NTR Partners, LLC
420 Lexington Ave., Suite 300
New York, New York 10170
Attention: President

Any Party by written notice to the other Party in accordance with this Section 9.13 may change the address or the Persons to whom notices or copies thereof shall be directed.

[Signature page is next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NTR ACQUISITION CO.

By:	/s/ Mario E. Rodriguez
Name: Mario E. Rodriguez
Title: Chief Executive Officer

CASEY CO.

By:	/s/ Larry D. Delpit, Sr.
Name: Larry D. Delpit, Sr.
Title: President

[Signature page to Stock Purchase Agreement]